UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2014

Clone Algo Technologies Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-191443	46-2283813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

12926 Morehead

Chapel Hill, NC 27517

(Address of principal executive offices)(Zip Code)

(919) 969-2982

Registrant's telephone number, including area code

Travelsafe, Inc.

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4).

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On September 24, 2014, John Fahlberg (the “Seller”) and Nakul Gupta and Oksana Murarova (the “Purchasers”) entered into and closed a Stock Purchase Agreement (the “Stock Purchase Agreement”), whereby the Purchasers purchased from the Seller an aggregate of 5,000,000 shares of common stock, par value $0.00001 per share (the “Shares”) of the Clone Algo Technologies Inc. (f/k/a) Travelsafe, Inc. (the “Company”). The Shares represented approximately 84% of the issued and outstanding shares of the Company, for an aggregate purchase price of $280,000 (the “Purchase Price”). Prior to the closing of the Stock Purchase Agreement, the Seller was the sole officer and director of the Company, as well as the Company’s majority shareholder.

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”), which is incorporated by reference herein.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 5.02 of this Report, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the closing of the Stock Purchase Agreement, on September 24, 2014, John Fahlberg submitted to the Company a resignation letter pursuant to which he resigned from his position as officer and member of the Board of Directors of the Company. Mr. Fahlberg’s resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

On September 24, 2014, the board of directors of the Company (the “Board”) and the majority stockholders of the Company (the “Shareholders”) accepted the resignation of Mr. Fahlberg and, contemporaneously appointed: (i) Nakul Gupta to serve as the Chief Executive Officer, Chief Financial Officer and member of the Board of Directors; and (ii) Oksana Murarova to serve as the Secretary, Treasurer, and member of the Board of Directors.

Nakul Gupta, 22, Chief Executive Officer, Chief Financial Officer, and Director.

Nakul Gupta is a proficient software researcher and developer, with a Bachelor’s of Technology Degree in Computer Science. He previously worked on algorithms for the Defense Research and Development Organization in New Delhi, India.

Mr. Gupta’s qualifications to serve on the Board include his experience as a software researcher and developer.

Oksana Murarova, 39, Secretary, Treasurer, and Director.

Oksana Murarova has worked for Strategybot Russia for the last 19 years developing algorithms. Ms. Murarova received a Diploma in Technical & Industrial Engineering in 1994.

Ms. Murarova’ s qualifications to serve on the Board include her experience in developing algorithms.

Family Relationships

There are no family relationships between any of the Company’s previous directors or officers and either Mr. Gupta or Ms. Murarova.

Related Party Transactions

With regard to both Mr. Gupta and Ms. Murarova, there are no related party transactions reportable under Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Material Compensatory Plans, Contracts, or Arrangements

As of the date of this Report, there has not been any material compensatory plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the closing of the Stock Purchase Agreement, on September 24, 2014, the Company: (a) changed its name from “Travelsafe, Inc.” to “Clone Algo Technologies Inc.”; (b) increased its authorized number of shares of common stock from 250 million to 3 billion; (c) increased its authorized number of shares of preferred stock from 10 million to 200 million; (d) increased the par value of its shares of common stock from $0.00001 to $0.001; and (e) increased the par value of its shares of preferred stock from $0.00001 to $0.001.

The foregoing description of the amendment to the Company’s Articles of Incorporation is qualified in its entirety by reference to the Certificate of Amendment to Articles of Incorporation filed as Exhibit 3.1 to this Report, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description

3.1	Certificate of Amendment to Articles of Incorporation.

10.1	Stock Purchase Agreement, dated September 23, 2014 by and among John Fahlberg, Nakul Gupta, and Oksana Murarova.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Clone Algo Technologies Inc.

Date: September 30, 2014	By:	/s/ Nakul Gupta
Name: Nakul Gupta
Title: Chief Executive Officer